    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1995
                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                       LATTICE SEMICONDUCTOR CORPORATION
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                93-0835214
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)               Identification Number)

                              5555 NE MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 681-0118
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------

                                 CYRUS Y. TSUI
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              5555 NE MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 681-0118
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

         LARRY W. SONSINI, ESQ.                 WILLIAM D. SHERMAN, ESQ.
           JOHN A. FORE, ESQ.                    C. JEFFREY CHAR, ESQ.
  WILSON SONSINI GOODRICH & ROSATI, PC            MORRISON & FOERSTER
           650 PAGE MILL ROAD                      755 PAGE MILL ROAD
      PALO ALTO, CALIFORNIA 94304             PALO ALTO, CALIFORNIA 94304
             (415) 493-9300                          (415) 813-5600

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                       AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED (1)         UNIT (2)           PRICE (2)        REGISTRATION FEE
Common Stock, $.01 par value (3)..................   2,875,000 shares        $35.625           $102,421,875          $35,319

(1) Includes 375,000 shares issuable upon exercise of an option granted to the Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee and based on the average of the high and low price of the common stock of Lattice Semiconductor Corporation as reported on The Nasdaq National Market on October 10, 1995 pursuant to Rule 457(c).
(3) Includes Rights to purchase Preferred Stock of the Company which, prior to certain events, will not be exercisable or evidenced separately from the Common Stock.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectuses: one to be used in connection with an offering in the United States and the other to be used in connection with a concurrent international offering (the "International Prospectus"). The two prospectuses are identical except for the outside front cover page. The alternate page for the International Prospectus is included herein and labeled "Alternate Page For International Prospectus."

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED OCTOBER 17, 1995
                                2,500,000 SHARES
                                     [LOGO]

                                  COMMON STOCK
                               -----------------
 OF THE 2,500,000 SHARES OF COMMON STOCK BEING OFFERED, 2,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S.
    UNDERWRITERS AND 500,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. ALL OF
      THE SHARES OF  COMMON STOCK  OFFERED HEREBY  ARE BEING  SOLD BY  THE
      COMPANY.   THE   COMPANY'S   COMMON   STOCK   IS   TRADED   IN  THE
       OVER-THE-COUNTER MARKET UNDER THE NASDAQ NATIONAL MARKET  SYMBOL
         "LSCC."  THE LAST SALE  PRICE FOR THE  COMMON STOCK ON OCTOBER
         16, 1995, AS REPORTED ON THE    NASDAQ NATIONAL MARKET,  WAS
             $36 3/4 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."
                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 6 HEREOF.
                              -------------------
 THESE  SECURITIES  HAVE NOT  BEEN APPROVED  OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS
    THE   SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                PRICE $  A SHARE
                              -------------------

                                                                           UNDERWRITING
                                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                         PUBLIC           COMMISSSIONS(1)        COMPANY(2)
                                                   -------------------  -------------------  -------------------
PER SHARE........................................           $                    $                    $
TOTAL(3).........................................           $                    $                    $

---------
  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $         .

  (3) THE COMPANY HAS GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 375,000 ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO
      COMPANY  WILL BE $          , $         AND  $         , RESPECTIVELY. SEE
      "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY MORRISON & FOERSTER, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT NOVEMBER , 1995 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN NEW YORK FUNDS.
                              -------------------

MORGAN STANLEY & CO.
             INCORPORATED

                    DONALDSON, LUFKIN & JENRETTE
                     SECURITIES CORPORATION

                        PAINEWEBBER INCORPORATED

                                                         NEEDHAM & COMPANY, INC.

         , 1995

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED OCTOBER 17, 1995
                                2,500,000 SHARES
                                     [LOGO]

                                  COMMON STOCK
                               -----------------

 OF THE 2,500,000 SHARES OF COMMON STOCK BEING OFFERED, 500,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE
     INTERNATIONAL UNDERWRITERS AND 2,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS.
        ALL  OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD
        BY THE COMPANY. THE  COMPANY'S COMMON STOCK  IS TRADED IN  THE
          OVER-THE-COUNTER MARKET UNDER THE NASDAQ NATIONAL MARKET
              SYMBOL  "LSCC." THE  LAST SALE PRICE  FOR THE COMMON
              STOCK ON  OCTOBER 16,  1995, AS  REPORTED ON  THE
                 NASDAQ  NATIONAL MARKET,  WAS $36  3/4 PER
                              SHARE. SEE  "PRICE  RANGE  OF
                                 COMMON STOCK."
                            ------------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 6 HEREOF.
                              -------------------
 THESE  SECURITIES  HAVE NOT  BEEN APPROVED  OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS
    THE   SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                PRICE $  A SHARE
                              -------------------

                                                                           UNDERWRITING
                                                                           DISCOUNTS AND         PROCEEDS TO
                                                     PRICE TO PUBLIC     COMMISSSIONS (1)        COMPANY (2)
                                                   -------------------  -------------------  -------------------
PER SHARE........................................           $                    $                    $
TOTAL (3)........................................           $                    $                    $

---------

  (1) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $       .

  (3) THE COMPANY HAS GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 375,000 ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO
      COMPANY  WILL BE $          , $         AND  $         , RESPECTIVELY. SEE
      "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY MORRISON & FOERSTER, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT NOVEMBER , 1995 AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN NEW YORK FUNDS.
                              -------------------

MORGAN STANLEY & CO.
             INTERNATIONAL

                    DONALDSON, LUFKIN & JENRETTE
                     SECURITIES CORPORATION

                        PAINEWEBBER INTERNATIONAL

                                                         NEEDHAM & COMPANY, INC.

         , 1995

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY AN UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.
                             ---------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Incorporation of Certain Documents by Reference............................................................           2
Prospectus Summary.........................................................................................           3
The Company................................................................................................           4
Risk Factors...............................................................................................           6
Use of Proceeds............................................................................................          11
Price Range of Common Stock................................................................................          11
Dividend Policy............................................................................................          11
Capitalization.............................................................................................          12
Selected Consolidated Financial Data.......................................................................          13
Business...................................................................................................          15
Description of Capital Stock...............................................................................          23
Certain United States Federal Tax Considerations for Non-U.S. Holders of Common Stock......................          25
Underwriters...............................................................................................          27
Legal Matters..............................................................................................          30
Experts....................................................................................................          30
Available Information......................................................................................          30

                             ---------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended July 1, 1995; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; (4) the Company's Current Report on Form 8-K dated October 2, 1995; (5) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 27, 1989; and (6) the description of the preferred stock purchase rights of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 13, 1991.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company will provide without charge, to each person to whom this Prospectus is delivered, a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference herein), upon written or oral request to Rodney F. Sloss, Vice President, Finance, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124, telephone (503) 681-0118.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
                             ---------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  THE COMPANY

    Lattice Semiconductor Corporation (the "Company") is the world's leading supplier of in-system programmable ("ISP-TM-") logic devices and pioneered the application of electrically erasable CMOS ("E(2)CMOS-Registered Trademark-") technology to programmable logic. The Company designs, develops and markets both high-and low-density, high performance E(2)CMOS programmable logic devices ("PLDs") and related development system software. PLDs are standard semiconductor components that can be configured by the end customer as specific logic circuits. PLDs enable the end customer to shorten design cycle times and reduce development costs.

    The Company's strategy has been to penetrate the rapidly growing high-density complex programmable logic device ("CPLD") market with differentiated products and technology while maintaining its leadership position in the low-density market. The Company has pioneered the development of ISP, a proprietary technology, which affords it a competitive advantage in the high-density CPLD market. ISP can allow customers to reduce design cycle times, accelerate time to market, reduce prototyping costs, reduce manufacturing costs, lower inventory requirements and perform simplified and cost-effective field upgrades. The Company seeks to maintain a relatively high margin low-density product mix by differentiating its products through performance, proprietary architectures and lower operating voltages. The Company's end customers are primarily original equipment manufacturers ("OEMs") in the fields of communications, computing, peripherals, instrumentation, industrial controls and military systems.

                                  THE OFFERING

U.S. Offering..........................  2,000,000 Shares
International Offering.................  500,000 Shares
Total (1)..............................  2,500,000 Shares
Common Stock to be outstanding
 after the offering....................  22,002,914 Shares (1)(2)
Use of proceeds........................  For expansion and maintenance of the Company's wafer supply and assembly capacity, including
                                           funding a planned equity investment in an
                                           advanced semiconductor manufacturing facility in
                                           Taiwan, and other general corporate purposes,
                                           including procurement of additional capital
                                           equipment and facilities, development of new
                                           products and possible acquisitions. See "Use of
                                           Proceeds" and "Business -- Operations -- Wafer
                                           Fabrication."
The Nasdaq National Market symbol......  LSCC

                    SUMMARY CONSOLIDATED FINANCIAL DATA (3)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                   SIX MONTHS
                                                                      FISCAL YEAR ENDED                              ENDED
                                                  ---------------------------------------------------------  ----------------------
                                                   MARCH 30,    MARCH 28,   APRIL 3,   APRIL 2,   APRIL 1,    OCT. 1,    SEPT. 30,
                                                     1991         1992        1993       1994       1995       1994        1995
                                                  -----------  -----------  ---------  ---------  ---------  ---------  -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.........................................   $  64,539    $  71,009   $ 103,391  $ 126,241  $ 144,083  $  67,477   $  93,621
Income from operations..........................      12,115       13,315      22,746     30,040     37,268     17,339      26,502
Net income......................................      10,297       10,855      17,399     22,490     26,966     12,418      18,624
Net income per share............................   $    0.61    $    0.61   $    0.94  $    1.19  $    1.41  $    0.65   $    0.93
Weighted average common and common equivalent
  shares outstanding............................      16,770       17,834      18,458     18,946     19,164     19,073      20,117

                                                                                           AS OF SEPTEMBER 30, 1995
                                                                                           -------------------------
                                                                                            ACTUAL    AS ADJUSTED(4)
                                                                                           ---------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..........................................................................  $ 138,050    $  225,119
Total assets.............................................................................    225,768       312,837
Stockholders' equity.....................................................................    186,006       273,075

------------
(1) Assumes the U.S. Underwriters' over-allotment option to purchase 375,000 shares is not exercised. See "Underwriters."
(2) Excludes (i) 2,063,126 shares of Common Stock subject to outstanding options under the Company's 1988 Stock Incentive Plan with an average exercise price of $19.75 per share and 693,560 shares available for future grants of options thereunder as of September 30, 1995; (ii) 133,593 shares of Common Stock reserved but unissued under the Company's Employee Stock Purchase Plan; (iii) 94,125 shares of Common Stock subject to outstanding options under the Company's 1993 Outside Directors Stock Option Plan with an average exercise price of $20.49 per share and 148,500 shares available for future grants of options thereunder as of September 30, 1995; and (iv) 123,625 shares of Common Stock subject to outstanding warrants owned by Bain & Company with an average exercise price of $18.76 per share.
(3) All share and per share amounts have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend which was paid on July 6, 1993.
(4) Gives effect to the issuance and sale of 2,500,000 shares offered hereby by the Company at an assumed per share offering price of $36.75, the last reported sale price of the Common Stock on October 16, 1995.

                                  THE COMPANY

    Lattice Semiconductor Corporation (the "Company") is the world's leading supplier of in-system programmable ("ISP-TM-") logic devices and pioneered the application of electrically erasable CMOS ("E(2)CMOS-Registered Trademark-") technology to programmable logic. The Company designs, develops and markets both high-and low-density, high performance E(2)CMOS programmable logic devices ("PLDs") and related development system software. PLDs are standard semiconductor components that can be configured by the end customer as specific logic circuits, and enable the end customer to shorten design cycle times and reduce development costs.

    Manufacturers of electronic systems are increasingly challenged to bring differentiated products to market quickly. These competitive pressures often preclude the use of custom-designed application specific integrated circuits ("ASICs"), which generally entail significant design risks and time delay. Standard logic products, an alternative to custom-designed ASICs, limit a manufacturer's flexibility to adequately customize an end system. PLDs are standard products that can be configured into a virtually unlimited number of specific logic circuits by programming the device with electrical signals. PLDs give system designers the ability to quickly create their own custom logic circuits and to provide product differentiation and rapid time to market.

    The Company offers a full product line in both the high-density complex programmable logic device ("CPLD") market and the low-density CMOS PLD market. The Company's strategy has been to penetrate the rapidly growing high-density CPLD market with differentiated products and technology while maintaining its leadership position in the low-density market. Since the Company introduced its first high-density products in fiscal 1993, its percentage of total revenue generated by sales of high-density products has grown to 21% for the fiscal year ended April 1, 1995 and 33% for the six-month period ended September 30, 1995.

    The Company has pioneered the development of ISP, a proprietary technology, which affords it a competitive advantage in the high-density CPLD market. In contrast to standard PLD programming technologies, ISP allows the system designer to configure and reconfigure the PLD without removing the device from the system board. ISP enhances the flexibility of PLD devices, providing a number of important benefits to a system manufacturer across the full spectrum of an electronic system product cycle. ISP can allow customers to reduce design cycle times, accelerate time to market, reduce prototyping costs, reduce manufacturing costs, lower inventory requirements and perform simplified and cost-effective field upgrades.

    Since the Company entered the high-density CPLD market in fiscal 1993, it has introduced three high-density CPLD product families, the ispLSI-Registered Trademark- 1000, ispLSI 2000 and ispLSI 3000. The ispLSI 1000, the Company's first high-density CPLD product family, was the industry's first PLD product family based on ISP technology. The ispLSI 1000 offers performance of up to 110 MHz, with propagation delays (the time it takes an input signal to propagate through the device to a designated output) as low as 10 nanoseconds and densities of 2,000 to 8,000 gates. The ispLSI 2000 product family, first introduced in fiscal 1994, offers CPLD performance leadership with performance of up to 154 MHz, with propagation delays as low as 5.5 nanoseconds, and is capable of supporting high speed communications and computing applications based on advanced microprocessors, such as Pentium, PowerPC and other RISC-based systems. The ispLSI 3000 product family, also introduced in fiscal 1994, incorporates an enhanced logic architecture to target CPLD density leadership at densities of 8,000 to 14,000 gates and performance of up to 100 MHz, with propagation delays as low as 10 nanoseconds. The ispLSI 3000 family offers additional architectural enhancements and boundary scan test to satisfy sophisticated and complex customer applications.

    The Company's high-density CPLD products with ISP technology can be quickly and easily configured and reconfigured on the system board using the Company's proprietary software development tools. These tools may be used on a stand-alone basis or integrated with computer aided engineering ("CAE") design tools and automatic test equipment provided by selected third party vendors. During the twelve months ended September 30, 1995, the number of installed seats of the Company's software development tools, as measured by the Company, has grown from over 3,000 to over 7,000.

    The high-density CPLD market, according to Dataquest Incorporated, a semiconductor market research firm, amounted to $306 million in calendar year 1994 and is growing at a 37% annual rate. The Company's high-density CPLD revenue mix by end-market for the first six months of fiscal 1996 was: 49% communications, 11% computing, 23% peripherals and 17% industrial and other markets. The Company expects that in the future the communications market will continue to account for a substantial portion of the Company's high-density revenue and revenue growth.

    The Company holds a leading position in the low-density CMOS PLD market. The Company seeks to maintain a relatively high margin, low-density product mix by differentiating its products through performance, proprietary architectures and by offering lower operating voltages. In addition, the Company maintains industry leading performance across its entire low-density CMOS PLD product line.

    The Company offers the industry's broadest line of low-density CMOS PLDs based on its 16 families of GAL-Registered Trademark- ("Generic Array Logic") products offered in over 150 speed, power, package and temperature range combinations. GAL devices range in complexity from approximately 200 to 1,000 logic gates and are typically assembled in 20-, 24- and 28-pin standard dual in-line packages ("DIPs") and in 20- and 28-pin standard plastic leaded chip carrier ("PLCC") packages. The Company's low-density PLDs are offered in both 5-volt and 3.3-volt technologies with propagation delays as low as 3.5 nanoseconds, the highest performance in the industry. The Company is currently selling the GAL16LV8D-3.5, the world's fastest PLD available in any technology or operating voltage.

    The Company sells its products directly to end customers through a network of independent sales representatives and indirectly through a network of distributors. The Company utilizes a direct sales management and field applications engineering organization in combination with manufacturer's representatives and distributors to reach a broad base of potential end customers. The Company's end customers are primarily original equipment manufacturers ("OEMs") in the fields of communications, computing, peripherals, instrumentation, industrial controls and military systems. The Company believes its distribution channels provide a cost-effective means for reaching end customers.

    The Company's current high- and low-density PLD offerings are based on the Company's proprietary E(2)CMOS process technologies, termed
UltraMOS-Registered Trademark-. The Company's current production processes, UltraMOS IV and UltraMOS V, are sub-micron CMOS technologies. The Company has recently released to production UltraMOS VI, an advanced sub-micron process technology designed to enhance product performance and densities.

    The Company's manufacturing strategy has been to procure wafers for its products from a leading manufacturer under current purchase orders and long-term agreements, which has allowed the Company to avoid the cost of establishing its own wafer fabrication facility. The Company currently obtains all of its wafer supply from Seiko Epson Corporation ("Seiko Epson") through Seiko Epson's affiliated United States distributor, S MOS Systems Inc. ("S MOS"). See "Business -- Licenses and Agreements -- Seiko Epson/ S MOS." The Company intends to expand existing sources and establish additional sources of wafer supply for its products at such time as these arrangements are required to meet customer demand. The Company entered into a series of agreements with United Microelectronics Corporation ("UMC") in September 1995 pursuant to which the Company has agreed to join UMC and several other companies to form a separate Taiwanese company for the purpose of building and operating an advanced semiconductor manufacturing facility in Taiwan, Republic of China. Under the terms of the agreement, the Company will invest $60 million, payable in three installments over the next two and a half years, for a 10% equity interest in the venture and the right to receive a percentage of the facility's wafer production at market prices. In a related agreement, UMC has committed to supply the Company with sub-micron wafers beginning in the first calendar quarter of 1996 and continuing with phased increases for several years, until such capacity is available from the new facility. See "Business -- Licenses and Agreements -- UMC."

    The Company was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. The Company's principal offices are located at 5555 NE Moore Court, Hillsboro, Oregon 97124, and its telephone number is (503) 681-0118. References to the Company shall mean Lattice Semiconductor Corporation and its subsidiaries, unless the context requires otherwise.

    "GAL", "ispLSI", "ispGAL", "E(2)CMOS", "UltraMOS", "pDS", "pDS+", "pLSI", "ISP", "ISP", "In-System Programmable", "In-System Programmability", "LATTICE SEMICONDUCTOR CORPORATION", "Silicon Forest" and "L LATTICE SEMICONDUCTOR CORPORATION", including the design and the symbol "L" in the form appearing on the cover page of this Prospectus, are trademarks of the Company. This Prospectus also includes product names, trade names and trademarks of other companies.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION PROVIDED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

    DEPENDENCE ON WAFER SUPPLIERS. The Company does not manufacture finished silicon wafers. Its products, however, require wafers manufactured with state-of-the-art fabrication equipment and techniques. Accordingly, the Company's strategy has been to maintain relationships with large semiconductor manufacturers for the production of its wafers. All of its silicon wafers are currently manufactured by Seiko Epson in Japan and sold to the Company, through Seiko Epson's affiliated U.S. distributor, S MOS. See "Business -- Licenses and Agreements -- Seiko Epson/S MOS." In connection with a series of agreements recently entered into with UMC providing for the formation of a separate Taiwanese company for the purpose of building and operating an advanced semiconductor manufacturing facility in Taiwan, Republic of China, UMC committed to supply the Company with sub-micron wafers beginning in the first calendar quarter of 1996 and continuing with phased increases for several years. See "Business -- Licenses and Agreements -- UMC." A significant interruption in supply from Seiko Epson through S MOS or from UMC would have a material adverse effect on the Company's business.

    Worldwide manufacturing capacity for silicon wafers is limited and inelastic. Therefore, significant increases in demand or interruptions in supply could adversely affect the Company. Through fiscal 1995, the Company has been successful in obtaining adequate wafer capacity commitments and has not experienced any material difficulties or delays in the supply of wafers. Presently, demand on wafer suppliers for silicon wafers is growing and existing capacity commitments may not be sufficient to permit the Company to satisfy all of its customers' demand in future periods. The Company negotiates wafer prices and certain wafer supply commitments with Seiko Epson and S MOS on an annual basis, and, in some cases, as frequently as semiannually. Moreover, wafer prices and commitments are subject to continuing review and revision by the parties. Although current commitments are anticipated to be adequate through fiscal 1996, Seiko Epson and S MOS advised the Company in July 1995 that, due to high levels of demand and limited manufacturing capacity, there were significant uncertainties as to whether they would be able to supply wafers to the Company for the Company's fiscal 1997 at increased levels relative to fiscal 1996 or even at historical levels. More recently, however, the Company received indications from Seiko Epson and S MOS that they believe they will be able to supply wafers to the Company in fiscal 1997 at levels moderately higher than in fiscal 1996. In addition, the Company recently obtained a commitment from UMC to supply the Company with sub-micron wafers beginning in the first calendar quarter of 1996 and continuing with phased increases for several years. Wafer prices and other purchase terms are expected to be negotiated prior to initiating wafer production and will be subject to periodic adjustment. The availability of wafers from UMC will depend on, among other things, UMC successfully achieving volume production. There can be no assurance that UMC will successfully achieve volume production of Company wafers or that Seiko Epson, S MOS or UMC will not reduce their allocations of wafers or increase prices to the Company in future periods or that any such reduction in supply could be offset pursuant to arrangements with alternate sources of supply. If any substantial reduction of supply or substantial price increase were to occur, the Company's operating results would be materially adversely affected. The Company's future revenue growth will depend in part on improving yields of die per wafer through reductions in the die size of its products, shifting capacity to a higher revenue per wafer product mix, successfully achieving production volumes at UMC, increasing its wafer allocations from its suppliers or obtaining additional wafer allocations from other suppliers. There can be no assurance that the Company will be successful in improving yields, enhancing product mix, achieving volume production at UMC or otherwise increasing wafer supply.

    The Company's wafer purchases from Seiko Epson are denominated in Japanese yen. During the first two calendar quarters of 1995, the dollar lost substantial value with respect to the yen. Such loss was regained in the third calendar quarter of 1995. There is no assurance that the value of the dollar with respect to the yen will not again experience substantial deterioration or that any such deterioration will not continue in the future. Any substantial continued deterioration of dollar-yen exchange rates could have a material adverse effect on the Company's results of operations.

    The Company depends upon wafer suppliers to produce wafers with acceptable yields and to deliver them to the Company in a timely manner. Substantially all of the Company's revenues are derived from products based on E(2)CMOS process technology. Successful implementation of the Company's proprietary E(2)CMOS process technology, UltraMOS, requires a high degree of coordination between the Company and its wafer supplier. Therefore, significant lead time is required to reach volume production at a new wafer supply location such as UMC. Accordingly, there can be no assurance that volume production at UMC will be achieved in the near term or at all. The manufacture of high performance E(2)CMOS semiconductor wafers is a complex process that requires a high degree of technical skill, state-of-the-art equipment and effective cooperation between the wafer supplier and the circuit designer to produce acceptable yields. Minute impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer and other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to be non-functional. As is common in the semiconductor industry, the Company has from time to time experienced in the past and expects that it will experience in the future production yield problems and delivery delays. Any prolonged inability to obtain adequate yields or deliveries could adversely affect the Company's operating results.

    The Company expects that, as is customary in the semiconductor business, it will in the future seek to convert its fabrication process technology to larger wafer sizes, to smaller device geometries or to new or additional suppliers in order to maintain or enhance its competitive position. Such conversions entail inherent technological risks that could adversely affect yields and delivery times and could have a material adverse impact on the Company's operating results. To a considerable extent, the Company's ability to execute its strategies will depend upon its ability to maintain and enhance its advanced process technologies. As the Company does not presently operate its own wafer fabrication or process development facility, the Company depends upon silicon wafer manufacturers to provide the facilities and support for its process development. In light of this dependency and the intensely competitive nature of the semiconductor industry, there is no assurance that either process technology development or timely product introduction can be sustained in the future.

    In addition, other unanticipated changes in or disruptions of the Company's wafer supply arrangements could reduce product availability, increase cost or impair product quality and reliability. Many of the factors that could result in such changes are beyond the Company's control. For example, a disruption of operations at Seiko Epson's or UMC's manufacturing facilities as a result of a work stoppage, fire, earthquake or other natural disaster, would cause delays in shipments of the Company's products and could have a material adverse effect on the Company's operating results.

    DEPENDENCE ON ASSEMBLY CONTRACTORS. The Company's finished silicon wafers are assembled and packaged by independent subcontractors located in the Philippines and South Korea. Although the Company has not yet experienced significant problems or interruptions in supply from its assembly contractors, any prolonged work stoppages or other failure of these contractors to supply finished products would have a material adverse effect on the Company's operating results.

    FLUCTUATIONS IN OPERATING RESULTS. The Company believes that its future operating results will be subject to quarterly variations based upon a wide variety of factors, including the cyclical nature of both the semiconductor industry and the markets addressed by the Company's products, the timing of new product introductions, price erosion, product obsolescence, substantial adverse currency exchange rate movements, variations in product mix, scheduling, rescheduling and cancellation of large orders, competitive factors, the availability of manufacturing capacity and wafer supply, the ability to achieve volume production at UMC, the ability to develop and implement new process technologies, fluctuations in manufacturing yields, changes in effective tax rates and litigation expenses. Due to these and other factors, the Company's past results are a less useful predictor of future results than is the case in more mature and less dynamic industries. The Company has increased its level of operating expenses and investment in manufacturing capacity in anticipation of future growth in revenues, primarily from increased sales of its high-density products. To the extent that this revenue growth does not materialize, the Company's operating results would be adversely affected.

    PRODUCT ENHANCEMENTS AND NEW PRODUCTS. Because of the rapid rate of technological change in the semiconductor industry, the Company's success will ultimately depend in large part on its ability to introduce new products on a timely basis that meet a market need at a competitive price and with acceptable margins as well as enhancing the performance of its existing products. The success of new products, including the Company's high-density product families, depends on a variety of factors, including product selection, timely and efficient completion of product design, timely and efficient implementation of manufacturing and assembly processes, product performance, quality and reliability in the field and effective sales and marketing. Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both future demand and the technology that will be available to supply that demand. New and enhanced products are continually being introduced into the Company's markets by others, and these products can be expected to affect the competitive environment in the markets in which they are introduced. There is no assurance that the Company will be successful in enhancing its existing products or in selecting, developing, manufacturing, marketing and selling new products.

    The majority of the Company's revenue and gross margin percentage over the past three fiscal years was due to revenues from low-density GAL products, many of which are second sourced by other suppliers. Future revenue growth will be largely dependent on market acceptance of the Company's new and proprietary products, including its high-density product families, and market acceptance of the Company's proprietary software development tools. There can be no assurance that the Company's product and process development efforts will be successful or that new products, including the Company's high-density products, will continue to achieve market acceptance. If the Company were unable to successfully define, develop and introduce competitive new products in a timely manner, its future operating results would be adversely affected.

    COMPETITION AND RAPID TECHNOLOGICAL CHANGE. The semiconductor industry is intensely competitive and is characterized by rapid technological change, sudden price fluctuations, general price erosion, rapid rates of product obsolescence, periodic shortages of materials and manufacturing capacity and variations in manufacturing costs and yields. The Company's competitive position is affected by all of these factors and by industry competition for effective sales and distribution channels. The Company's existing and potential competitors range from established major domestic and international semiconductor companies to emerging companies. Many of the Company's competitors have substantially greater financial, technological, manufacturing, marketing and sales resources than the Company. The Company faces direct competition from companies that have developed or licensed similar technology and from licensees of the Company's products and technology. The Company also faces indirect competition from a wide variety of semiconductor companies offering products and solutions based on alternative technologies. Although to date the Company has not experienced significant competition from companies located outside the United States, such companies may become a more significant competitive factor in the future. As the Company and its current competitors seek to expand their markets, competition may increase, which could have an adverse effect on the Company's operating results. Development of new technologies that have price/performance characteristics superior to the Company's technologies could adversely affect the Company's results of operations. There can be no assurance that the Company will be able to develop and market new products successfully or that the products introduced by others will not render the Company's products or technologies non-competitive or obsolete. See "-- Product Enhancements and New Products." The Company expects that its markets will become more competitive in the future. See "Business -- Competition."

    CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY. The semiconductor industry is highly cyclical and has been subject to significant downturns at various times that have been characterized by diminished product demand, production overcapacity and accelerated erosion of average selling prices. The Company's rate of growth in recent periods has been positively impacted by recent trends in the semiconductor industry. Any material imbalance in industry-wide production capacity relative to demand, shift in industry capacity toward products competitive with the Company's products, reduced demand or reduced growth in demand or other factors could result in a rapid decline in product pricing and have a material adverse effect on the Company's operating results.

    FUTURE CAPITAL NEEDS. In an effort to secure additional wafer supply, the Company may from time to time consider various arrangements, including joint ventures with, minority investments in, advanced purchase payments to, loans to or similar arrangements with independent wafer manufacturers in exchange for committed production capacity. Such arrangements are becoming common within the industry as independent wafer manufacturers increasingly seek to require their customers to share a portion of the cost of capital intensive wafer fabrication facilities. The Company entered into an advanced production payment arrangement with Seiko Epson in 1994 pursuant to which it advanced a total of $42 million to Seiko Epson. See "Business -- Licenses and Agreements -- Seiko Epson/S MOS." In September 1995, the Company entered into an agreement with UMC to invest $60 million for a 10% equity interest in a separate Taiwanese company providing for the formation of a joint venture with UMC and several other companies for the purpose of building and operating an advanced semiconductor manufacturing facility. See "Business -- Licenses and Agreements -- UMC." To the extent the Company pursues any other such transactions with Seiko Epson, UMC or any other wafer manufacturers, such transactions could entail even greater levels of investment requiring the Company to seek additional equity or debt financing to fund such activities. See "Use of Proceeds." There can be no assurance that any such additional funding could be obtained when needed or, if available, on terms acceptable to the Company.

    LIMITED PROTECTION OF INTELLECTUAL PROPERTY. The Company's success depends in part on its proprietary technology. While the Company attempts to protect its proprietary technology through patents, copyrights and trade secrets, it believes that its success will depend more upon technological expertise, continued development of new products, and successful market penetration of its silicon and software products. There can be no assurance that the Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. The Company currently has a number of United States and foreign patents and patent applications. See "Business -- Patents." There can be no assurance that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology, or that any patents will issue from any application pending or filed by the Company. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company.

    The semiconductor industry is generally characterized by vigorous protection and pursuit of intellectual property rights and positions, which have on occasion resulted in protracted litigation that utilizes cash and management resources, which can have a significant adverse effect on operating results. The Company has received a letter from a semiconductor manufacturer stating that it believes a number of its patents, related to product packaging, cover certain products sold by the Company. While the manufacturer has offered to license certain of such patents to the Company, there can be no assurance, on this or any other claim which may be made against the Company, that the Company could obtain a license on terms or under conditions that would be favorable to the Company. In addition, there can be no assurance that other intellectual property claims will not be made against the Company in the future or that the Company will not be prohibited from using the technologies subject to such claims or be required to obtain licenses and make corresponding royalty payments for past or future use. See "Business -- Patents."

    IMPORTANCE OF INTERNATIONAL REVENUES. International revenues accounted for 45%, 43%, 47% and 49% of the Company's revenues for fiscal years 1993, 1994, 1995 and the first six months of fiscal 1996, respectively. The Company believes that international revenues will continue to represent a significant percentage of revenues. International revenues and operations may be adversely affected by the imposition of governmental controls, export license requirements, restrictions on the export of technology, political instability, trade restrictions, changes in tariffs and difficulties in staffing and managing international operations. See "Business -- Marketing, Sales and Customers."

    DEPENDENCE ON  KEY  PERSONNEL.    The  future  success  of  the  Company  is
dependent, in part, on its ability to attract and retain highly qualified technical and management personnel, particularly highly skilled engineers involved in new product, both silicon and software, and process technology development. Competition for such personnel is intense. There can be no assurance that the Company will be able to retain its existing key technical and management personnel or attract additional qualified employees in the future. The loss of key technical or management personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business.

    FOREIGN MANUFACTURING AND ASSEMBLY. The Company currently depends on Seiko Epson, a Japanese company, for the manufacture of all of its finished silicon wafers, and anticipates depending on UMC, a Taiwanese company, and a joint venture formed with UMC and other semiconductor companies for the manufacture of a portion of its finished silicon wafers. In addition, after wafer manufacturing is completed and each wafer is tested, products are assembled by subcontractors in South Korea and the Philippines. Although the Company's subcontractors have not recently experienced any serious work stoppages, the social and political situations in these countries can be volatile, and any prolonged work stoppages or other disruptions in the Company's ability to manufacture and assemble its products  would  have a  material  adverse effect  on  the Company's  results of operations. Furthermore, economic risks, such as changes in currency exchange rates, tax laws, tariffs, or freight rates, or interruptions in air transportation, could have a material adverse effect on the Company's results of operations. See "Business -- Operations."

    VOLATILITY OF COMMON STOCK PRICE. The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, shortfalls in revenues or earnings from levels expected by securities analysts and other factors such as announcements of technological innovations or new products by the Company or by the Company's competitors, government regulations, developments in patent or other proprietary rights, and developments in the Company's relationships with parties to collaborative agreements. In addition, the stock market has recently experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally and in the semiconductor industry specifically, may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock."

    POTENTIAL ANTI-TAKEOVER EFFECTS. Certain provisions of the Company's stockholder rights plan, its Certificate of Incorporation and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit increases in the market price of the Common Stock that could result from takeover attempts. In addition, the Company's Board of Directors has the authority to issue Preferred Stock without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. Such effects could result in a decrease in the market price of the Company's Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $87.1 million ($100.2 million if the U.S. Underwriters' over-allotment option is exercised in full) assuming a public offering price of $36.75 per share. The Company intends to use the proceeds of this offering primarily for expansion and maintenance of its wafer supply and assembly capacity, including funding a planned equity investment in an advanced semiconductor manufacturing facility in Taiwan, and other general corporate purposes, including procurement of additional capital equipment and facilities to expand the Company's internal manufacturing capacity, development of new products, and potential acquisitions of businesses, products, or technologies that would complement the Company's businesses. See "Business -- Licenses and Agreements -- UMC." In addition, the Company from time to time has discussions with third parties regarding possible arrangements with respect to wafer supply and assembly capacity, such as purchasing options for such capacity or making investments in new or existing manufacturing facilities. Except as discussed elsewhere in this Prospectus, there are no current understandings or agreements involving purchasing options or making investments with respect to any material wafer supply and assembly arrangements or with respect to business, product, or technology acquisition transactions. Pending such applications, the net proceeds from this offering will be invested in bank deposits and investment grade, interest bearing securities.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth the range of high and low sales prices of the Company's Common Stock for the indicated periods, as reported by The Nasdaq National Market. On October 16, 1995, the last reported sale price for the Common Stock on The Nasdaq National Market was $36 3/4 per share. As of October 16, 1995, the Company had approximately 297 holders of record of the Common Stock. All prices have been restated to reflect a three-for-two stock split effected in the form of a stock dividend which was paid on July 6, 1993.

                                                                                         HIGH        LOW
                                                                                        -------    -------
Fiscal year ended April 2, 1994:
  First Quarter......................................................................   $20 13/16  $14 11/16
  Second Quarter.....................................................................    26 3/4     14 3/4
  Third Quarter......................................................................    24 3/4     12 1/4
  Fourth Quarter.....................................................................    19 3/8     14
Fiscal year ended April 1, 1995:
  First Quarter......................................................................    19 5/8     14 3/4
  Second Quarter.....................................................................    20 1/8     16 1/4
  Third Quarter......................................................................    19 3/8     15 1/2
  Fourth Quarter.....................................................................    27 1/8     16 3/8
Fiscal year ending March 30, 1996:
  First Quarter......................................................................    37 1/8     23
  Second Quarter.....................................................................    43         28 7/8
  Third Quarter (through October 16, 1995)...........................................    42 1/8     33

                                DIVIDEND POLICY

    To date the Company has not declared or paid cash dividends on its Common Stock. The Board of Directors of the Company presently intends to retain all earnings for use in the Company's business and therefore does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth, on an unaudited basis, the short-term debt and capitalization of the Company at September 30, 1995, and as adjusted to reflect the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed public offering price of $36.75 per share (after deducting underwriting discounts and commissions and estimated offering expenses).

                                                                                AS OF SEPTEMBER 30, 1995
                                                                               --------------------------
                                                                                 ACTUAL    AS ADJUSTED(1)
                                                                               ----------  --------------
                                                                                 (IN THOUSANDS, EXCEPT
                                                                                      SHARE DATA)
Short-term debt..............................................................  $   --        $   --
Long-term debt...............................................................      --            --
Stockholders' equity:
  Preferred Stock, $.01 par value, 10,000,000 shares authorized; none issued
   and outstanding...........................................................      --            --
  Common Stock, $.01 par value, 100,000,000 shares authorized; 19,502,914 shares issued and outstanding; 22,002,914 shares issued and outstanding as
   adjusted(2)...............................................................         195           220
  Paid-in capital............................................................      92,381       179,425
  Retained earnings..........................................................      93,430        93,430
                                                                               ----------  --------------
      Total stockholders' equity.............................................     186,006       273,075
                                                                               ----------  --------------
        Total capitalization.................................................  $  186,006    $  273,075
                                                                               ----------  --------------
                                                                               ----------  --------------

---------
(1) Assumes the U.S. Underwriters' over-allotment option to purchase 375,000 shares from the Company is not exercised. See "Underwriters."

(2) Excludes (i) 2,063,126 shares of Common Stock subject to outstanding options under the Company's 1988 Stock Incentive Plan with an average exercise price of $19.75 per share and 693,560 shares available for future grants of options thereunder as of September 30, 1995; (ii) 133,593 shares of Common Stock reserved but unissued under the Company's Employee Stock Purchase Plan; (iii) 94,125 shares of Common Stock subject to outstanding options under the Company's 1993 Outside Directors Stock Option Plan with an average exercise price of $20.49 per share and 148,500 shares available for future grants of options thereunder as of September 30, 1995; and (iv) 123,625 shares of Common Stock subject to outstanding warrants owned by Bain & Company with an average exercise price of $18.76 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below as of April 2, 1994 and April 1, 1995, and for each of the years in the three-year period ended April 1, 1995 have been derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants, which financial statements are incorporated by reference herein. The selected consolidated financial data presented below as of March 30, 1991, March 28, 1992 and April 3, 1993, and for each of the years in the two-year period ended March 28, 1992 have also been derived from audited consolidated financial statements of the Company which are not incorporated by reference herein. The selected consolidated financial data presented below as of October 1, 1994 and September 30, 1995, for the six months then ended, for the fiscal quarters ended July 1, 1995 and September 30, 1995, and for each of the four quarters of fiscal 1994 and fiscal 1995 have been derived from unaudited consolidated financial statements of the Company. In the opinion of the Company's management, such unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to fairly state the information set forth therein. The following consolidated financial data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein. See "Incorporation of Certain Documents by Reference." All share and per share amounts have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend which was paid on July 6, 1993.

                                                                  FISCAL YEAR ENDED                         SIX MONTHS ENDED
                                              ---------------------------------------------------------  ----------------------
                                               MARCH 30,    MARCH 28,   APRIL 3,   APRIL 2,   APRIL 1,    OCT. 1,    SEPT. 30,
                                                 1991         1992        1993       1994       1995       1994        1995
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................   $  64,539    $  71,009   $ 103,391  $ 126,241  $ 144,083  $  67,477   $  93,621
Costs and expenses:
    Cost of products sold...................      29,919       31,015      43,650     53,266     58,936     27,416      38,959
    Research and development................      10,363       12,535      16,530     20,636     22,859     10,884      13,073
    Selling, general and administrative.....      12,142       14,144      20,465     22,299     25,020     11,838      15,087
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
        Total costs and expenses............      52,424       57,694      80,645     96,201    106,815     50,138      67,119
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
Income from operations......................      12,115       13,315      22,746     30,040     37,268     17,339      26,502
Interest and other income, net..............       2,439        2,420       2,470      2,566      3,349      1,402       1,932
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
Income before provision for income taxes....      14,554       15,735      25,216     32,606     40,617     18,741      28,434
Provision for income taxes..................       4,257        4,880       7,817     10,116     13,651      6,323       9,810
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
Net income..................................   $  10,297    $  10,855   $  17,399  $  22,490  $  26,966  $  12,418   $  18,624
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
Net income per share........................   $    0.61    $    0.61   $    0.94  $    1.19  $    1.41  $    0.65   $    0.93
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
                                              -----------  -----------  ---------  ---------  ---------  ---------  -----------
Weighted average common and common
  equivalent shares outstanding.............      16,770       17,834      18,458     18,946     19,164     19,073      20,117

                                                                        AS OF                                    AS OF
                                              ---------------------------------------------------------  ----------------------
                                               MARCH 30,    MARCH 28,   APRIL 3,   APRIL 2,   APRIL 1,               SEPT. 30,
                                                 1991         1992        1993       1994       1995                   1995
                                              -----------  -----------  ---------  ---------  ---------             -----------
                                                                                                          OCT. 1,
                                                                                                           1994
                                                                                                         ---------

                                                                               (IN THOUSANDS)

CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................   $  51,770    $  64,297   $  79,878  $ 105,007  $ 106,021  $ 102,317   $ 138,050
Total assets................................      79,081       91,653     128,876    146,093    192,917    169,884     225,768
Long-term lease obligations, excluding
  current portion...........................         566          205      --         --         --         --          --
Stockholders' equity........................      63,230       75,643      98,481    125,068    157,797    140,013     186,006

    The following table presents unaudited quarterly results in dollar amounts and as a percentage of revenue for the Company's last ten fiscal quarters.

                                                                     QUARTER ENDED
                               -----------------------------------------------------------------------------------------
                                                     FISCAL                                       FISCAL
                                                      1994                                         1995
                               --------------------------------------------------  -------------------------------------
                                 JULY 3,      OCT. 2,      JAN. 1,      APR. 2,      JULY 2,      OCT. 1,     DEC. 31,
                                  1993         1993         1994         1994         1994         1994         1994
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue......................   $  33,345    $  34,136    $  28,573    $  30,187    $  32,913    $  34,564    $  36,288
Costs and expenses:
    Cost of products sold....      14,241       14,509       12,070       12,446       13,418       13,998       14,810
    Research and
     development.............       5,425        5,428        4,797        4,986        5,306        5,578        5,790
    Selling, general and
     administrative..........       5,949        5,897        5,113        5,340        5,769        6,069        6,283
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
        Total costs and
         expenses............      25,615       25,834       21,980       22,772       24,493       25,645       26,883
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations.......       7,730        8,302        6,593        7,415        8,420        8,919        9,405
Interest and other income,
  net........................         608          663          668          627          669          733          895
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before provision for
  income taxes...............       8,338        8,965        7,261        8,042        9,089        9,652       10,300
Provision for income taxes...       2,668        2,868        2,178        2,402        3,090        3,233        3,450
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income...................   $   5,670    $   6,097    $   5,083    $   5,640    $   5,999    $   6,419    $   6,850
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income per share.........   $    0.30    $    0.32    $    0.27    $    0.30    $    0.32    $    0.34    $    0.36
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average common and
  common equivalent shares
  outstanding................      18,896       19,051       18,918       18,925       19,002       19,145       19,134


                                                     FISCAL
                                                      1996
                                            ------------------------
                                 APR. 1,      JULY 1,     SEPT. 30,
                                  1995         1995         1995
                               -----------  -----------  -----------

CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue......................   $  40,318    $  45,013    $  48,608
Costs and expenses:
    Cost of products sold....      16,710       18,769       20,190
    Research and
     development.............       6,185        6,383        6,690
    Selling, general and
     administrative..........       6,899        7,371        7,716
                               -----------  -----------  -----------
        Total costs and
         expenses............      29,794       32,523       34,596
                               -----------  -----------  -----------
Income from operations.......      10,524       12,490       14,012
Interest and other income,
  net........................       1,052        1,015          917
                               -----------  -----------  -----------
Income before provision for
  income taxes...............      11,576       13,505       14,929
Provision for income taxes...       3,878        4,659        5,151
                               -----------  -----------  -----------
Net income...................   $   7,698    $   8,846    $   9,778
                               -----------  -----------  -----------
                               -----------  -----------  -----------
Net income per share.........   $    0.40    $    0.45    $    0.49
                               -----------  -----------  -----------
                               -----------  -----------  -----------
Weighted average common and
  common equivalent shares
  outstanding................      19,467       19,811       20,119

                                                                  AS A PERCENTAGE OF REVENUE
                              ---------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue.....................     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%      100.0%      100.0%     100.0%
Costs and expenses:
    Cost of products sold...      42.7%      42.5%      42.2%      41.2%      40.8%      40.5%       40.8%       41.5%      41.7%
    Research and
     development............      16.3%      15.9%      16.8%      16.5%      16.1%      16.1%       16.0%       15.3%      14.2%
    Selling, general and
     administrative.........      17.8%      17.3%      17.9%      17.7%      17.5%      17.6%       17.3%       17.1%      16.4%
                              ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
        Total costs and
         expenses...........      76.8%      75.7%      76.9%      75.4%      74.4%      74.2%       74.1%       73.9%      72.3%
                              ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Income from operations......      23.2%      24.3%      23.1%      24.6%      25.6%      25.8%       25.9%       26.1%      27.7%
Interest and other income,
  net.......................       1.8%       2.0%       2.3%       2.1%       2.0%       2.1%        2.5%        2.6%       2.3%
                              ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Income before provision for
  income taxes..............      25.0%      26.3%      25.4%      26.7%      27.6%      27.9%       28.4%       28.7%      30.0%
Provision for income
  taxes.....................       8.0%       8.4%       7.6%       8.0%       9.4%       9.3%        9.5%        9.6%      10.3%
                              ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Net income..................      17.0%      17.9%      17.8%      18.7%      18.2%      18.6%       18.9%       19.1%      19.7%
                              ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------  ---------


CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue.....................      100.0%
Costs and expenses:
    Cost of products sold...       41.5%
    Research and
     development............       13.8%
    Selling, general and
     administrative.........       15.9%
                              -----------
        Total costs and
         expenses...........       71.2%
                              -----------
Income from operations......       28.8%
Interest and other income,
  net.......................        1.9%
                              -----------
Income before provision for
  income taxes..............       30.7%
Provision for income
  taxes.....................       10.6%
                              -----------
Net income..................       20.1%
                              -----------
                              -----------

                                    BUSINESS

GENERAL
    Lattice Semiconductor Corporation (the "Company") is the world's leading supplier of in-system programmable ("ISP") logic devices and pioneered the application of electrically erasable CMOS ("E(2)CMOS") technology to programmable logic. The Company designs, develops and markets both high-and low-density, high performance E(2)CMOS programmable logic devices ("PLDs") and related development system software. PLDs are standard semiconductor components that can be configured by the end customer as specific logic circuits. PLDs enable the end customer to shorten design cycle times and reduce development costs.

PLD MARKET BACKGROUND
    Three principal types of digital integrated circuits are used in most electronic systems: microprocessors, memory and logic. Microprocessors are used for control and computing tasks, memory is used to store programming instructions and data, and logic is employed to manage the interchange and manipulation of digital signals within a system. Logic circuits contain interconnected groupings of simple logical "AND" and logical "OR" functions, commonly described as "gates". Typically, complex combinations of individual gates are required to implement the specialized logic circuits required for systems applications. While system designers use a relatively small number of standard architectures to meet their microprocessor and memory needs, they require a wide variety of logic circuits in order to achieve end product differentiation.

    Logic circuits are found in a wide range of today's electronic systems including communications equipment, computers, peripherals, instrumentation, industrial control and military systems. According to Dataquest Incorporated, a semiconductor market research firm, logic accounted for approximately 32% of the estimated $79 billion worldwide digital integrated circuit market in 1994. The logic market encompasses, among other segments, standard transistor-transistor logic ("TTL"), custom-designed application specific integrated circuits ("ASICs", which include conventional gate-arrays, standard cells and full custom logic circuits), and PLDs. Logic circuits are often classified by the number of gates per circuit, with TTL circuits typically containing up to 100 gates, PLDs offering up to 20,000 gates, and conventional gate arrays and custom logic circuits reaching up to to several hundred thousand gates.

    Manufacturers of electronic systems are increasingly challenged to bring differentiated products to market quickly. These competitive pressures often preclude the use of custom-designed ASICs, which generally entail significant design risks and time delay. Standard logic products, an alternative to custom-designed ASICs, limit a manufacturer's flexibility to adequately customize an end system. Programmable logic addresses this inherent dilemma. PLDs are standard products, purchased by systems manufacturers in a "blank" state, that can be custom configured into a virtually unlimited number of specific logic circuits by programming the device with electrical signals. PLDs give system designers the ability to quickly create their own custom logic circuits to provide product differentiation and rapid time to market. Certain PLD products, including the Company's, are reprogrammable, which means that the logic configuration can be modified, if needed, after the initial logic programming. A recent technology development, in-system programmability, extends the flexibility of standard reprogrammable PLDs by allowing the system designer to configure and reconfigure the logic functions of the PLD with a standard 5-volt power supply without removing the PLD from the system board.

    Several common types of PLDs currently coexist in the marketplace, each offering customers a particular set of benefits. These include low-density PLDs (less than 1,000 gates) and high-density PLDs (greater than 1,000 gates). High-density PLDs include both complex PLDs ("CPLDs," up to 14,000 gates) and field programmable gate arrays ("FPGAs," up to 20,000 gates).

    Low-density devices are typically based on industry standard architectures and include the GAL ("Generic Array Logic") product family developed by the Company. These architectures are familiar to most system designers and are supported by standard widely available development tools. Offering the highest absolute performance and lowest cost per device, these products are the most effective PLD solution to support simple logic functions in all systems and complex logic functions in systems with fast clock rates, such as those supporting state-of-the-art microprocessors.

    High-density devices are typically based on proprietary architectures and require support from sophisticated computer aided engineering ("CAE") development tools. Due to their higher levels of logic integration, absolute performance levels typically lag those of state-of-the-art low-density PLDs by one or more technology generations. However, in situations requiring complex logic functions, high-density PLDs can provide important advantages over the use of a large cluster of low-density devices. These advantages include system performance enhancement and power and cost savings.

    CPLDs and FPGAs are the two primary types of high-density PLD architectures. CPLD and FPGA architectures are generally optimal for different types of logic functions, although many logic functions can be implemented with either architecture. CPLDs are characterized by a regular building block structure of wide-input logic cells, termed macrocells, and use of a centralized logic interconnect scheme. CPLDs are optimal for control logic applications, such as state machines, bus arbitration, encoders and decoders and sequencers. FPGAs are characterized by a narrow-input logic cell and use a distributed interconnect scheme. FPGAs are optimal for register intensive and data path logic applications such as interface logic and arithmetic functions. The Company believes that a substantial portion of high-density PLD customers utilize both CPLD and FPGA architectures within a single system design, partitioning logic functions across multiple devices to optimize overall system performance and cost.

TECHNOLOGY
    The Company believes that E(2)CMOS is the preferred process technology for both high-density CPLDs and low-density PLDs due to its inherent performance, reprogrammability and testability benefits. E(2)CMOS, through its fundamental ability to be programmed and erased electronically, serves as the foundation for the Company's ISP technology.

    IN-SYSTEM PROGRAMMABLE (ISP) TECHNOLOGY
    The Company has pioneered the development of ISP, a proprietary technology, which affords it a competitive advantage in the high-density CPLD market. In contrast to standard PLD programming technologies, ISP allows the system designer to configure and reconfigure the PLD without removing the device from the system board. Standard E(2)CMOS programmable logic devices require 12-volt electrical signals and therefore must be removed from the printed circuit board and programmed using stand alone, specialized hardware, while ISP devices can be programmed with standard 5-volt electrical signals. ISP enhances the flexibility of PLDs, providing a number of important benefits to a system manufacturer across the full spectrum of an electronic system product cycle. ISP can allow customers to reduce design cycle times, accelerate time to market, reduce prototyping costs, reduce manufacturing costs and lower inventory requirements. ISP can also provide customers the opportunity to perform simplified and cost-effective field reconfiguration through a data file transferred by computer disk or telephone line. All of the Company's high-density CPLDs are available with ISP technology. The Company also offers its most popular low-density architecture, the GAL22V10, with ISP technology.

    E(2)CMOS PROCESS TECHNOLOGY
    The Company's current high- and low-density PLD offerings are based on the Company's proprietary E(2)CMOS manufacturing process technology, termed UltraMOS-Registered Trademark-. The Company's current production processes, UltraMOS IV and UltraMOS V, are sub-micron CMOS technologies. The Company has recently released to production UltraMOS VI, an advanced sub-micron process technology designed to enhance product performance and densities.

    In comparison to bipolar technology, at one time the dominant technology for low-density PLDs, E(2)CMOS technology consumes less power and generates less heat while operating at comparable speed. Additionally, in contrast to one-time-programmable bipolar PLDs, E(2)CMOS PLDs are fully erasable and reprogrammable, providing greater end customer design flexibility and allowing the PLD manufacturer to fully test all programmable elements in a device prior to shipment. An alternative CMOS technology, Erasable Programmable Read Only Memory ("EPROM"), provides the same low power consumption benefits as E(2)CMOS, but requires ultraviolet light exposure for erasure, necessitating expensive quartz windowed packages and limiting testability. Antifuse and Static Random Access Memory ("SRAM") technologies, used primarily in the manufacture of high-density FPGAs, offer certain advantages for very dense logic devices, but also have significant drawbacks when compared with E(2)CMOS. Antifuse technology is non-erasable, non-reprogrammable and subject to lengthy initial programming times that can hinder usage in volume production applications. SRAM technology is volatile (erases when electrical power is removed), and as such programmable SRAM FPGAs require additional non-volatile memory, typically on a separate device, to store programming code. This adds cost and printed circuit board area to a design, and results in the devices not being completely functional at initial system power-up.

PRODUCTS

    HIGH-DENSITY CPLDS

    SILICON. In fiscal 1993, the Company entered the high-density PLD market by releasing to production its ispLSI 1000 product family, consisting of eight devices. The ispLSI 1000 product family, based on an innovative proprietary CPLD architecture incorporating familiar GAL-like logic building blocks, offers performance of up to 110 MHz, with propagation delays as low as 10 nanoseconds, densities of 2,000 to 8,000 gates, and is available in surface mount packages ranging from 44- to 128-pins. The Company is currently shipping over 60 speed, package and temperature range combinations of the ispLSI 1000 family.

    In fiscal 1994, the Company announced two new ispLSI families, the 2000 and 3000 series. The ispLSI 2000 family, containing eight devices, targets CPLD performance leadership, providing performance of up to 154 MHz, with propagation delays as low as 5.5 nanoseconds, densities of 1,000 to 4,000 gates, and 44- to 128-pin standard surface mount packages. It is the first high-density PLD architecture capable of supporting advanced microprocessors operating at clock speeds over 75 MHz, such as Pentium, PowerPC and other RISC-based systems. The ispLSI 3000 family, initially containing six devices, incorporates an enhanced logic architecture to target CPLD density leadership while retaining high performance. It offers densities of 8,000 to 14,000 gates, and performance of up to 100 MHz, with propagation delays as low as 10 nanoseconds. Available in 128- to 208-pin surface mount packages, the 3000 family also incorporates boundary scan test, an attractive feature that provides enhanced testing capabilities important for complex systems. The Company is currently shipping over 30 speed, package and temperature range combinations of the ispLSI 2000 and 3000 families. The Company plans to continue to introduce new families of high-density products, as well as improving the performance of existing product families, to meet market needs.

    SOFTWARE DEVELOPMENT TOOLS. All of the Company's high-density products are supported by the Company's pDS-Registered Trademark- software development tools and pDS+-TM- software development tools (referred to as "fitters"). First introduced in fiscal 1992, pDS software allows a customer to enter and verify a logic design, perform logic minimization, assign input/output ("I/O") pins and critical speed paths, and execute automatic place and route tasks. Designed to be a low cost, fully integrated development tool, pDS runs under the Microsoft Windows operating system on a personal computer. First introduced in fiscal year 1994, pDS+ software supports most popular third party CAE development tool environments running on IBM compatible personal computers as well as workstations from Sun Microsystems and Hewlett-Packard. Designed to provide a low cost method to incorporate the Company's high-density CPLD products into standard development environments, pDS+ software leverages customers' existing investment in third-party CAE tools. The Company also provides ispCODE-TM-software, a product that supports in-system programming of the Company's ISP devices.

    During fiscal 1995, the Company released new versions of all its existing pDS and pDS+ software development tools to enhance performance, functionality and ease of use. The Company offers pDS+ products supporting common third party CAE design tool environments, including Cadence, CUPL, Data I/O ABEL, Data I/O Synario, Isdata, Mentor Graphics, OrCAD, Synopsys and ViewLogic. The Company also enhanced its ISP programming support by releasing ispTEST-TM- software, a product that enables ISP to be integrated into automatic test equipment ("ATE") on the manufacturing floor. Currently ispTEST supports ATE equipment from Genrad, Hewlett-Packard and Teradyne.

    During the twelve months ended September 30, 1995, the number of installed seats of the Company's software development tools, as measured by the Company, has grown from over 3,000 to over 7,000. The Company plans to continue to enhance and expand its development tool offerings during fiscal 1996.

    LOW-DENSITY PLDS
    The Company offers the industry's broadest line of low-density CMOS PLDs based on its 16 families of GAL products offered in over 150 speed, power, package and temperature range combinations. GAL devices range in complexity from approximately 200 to 1,000 logic gates and are typically assembled in 20-, 24- and 28-pin standard dual in-line packages and in 20- and 28-pin standard plastic leaded chip carrier packages. The Company offers the industry standard GAL16V8, GAL20V8, GAL22V10, GAL20RA10 and GAL20XV10 architectures in a variety of speed grades, with propagation delays as low as 5 nanoseconds, the highest performance in the industry. The Company also offers several innovative proprietary extension architectures, the ispGAL22V10, GAL26CV12, GAL18V10, GAL16VP8, GAL20VP8, GAL6001/2, GAL16V8Z and GAL20V8Z, each of which is optimized for specific applications. These product families offer industry leading performance levels, typically with propagation delays as low as 7.5 nanoseconds.

    Beginning in fiscal 1995, the Company extended its GAL line by introducing a family of 3.3-volt industry standard architectures, the GAL16LV8, GAL20LV8 and the GAL22LV10 in a variety of speed grades, with propagation delays as low as
3.5 nanoseconds, the highest performance in the industry. Offered with a range of power consumption specifications, these devices are targeted towards emerging high-growth, low-voltage system applications in the computing and communication markets. The Company is currently selling the GAL16LV8D-3.5, the world's fastest PLD available in any technology or operating voltage. The Company plans to continue to maintain a broad offering of performance leadership, standard and proprietary architecture low-density CMOS PLDs.

    The Company's GAL products are supported by industry standard software and hardware development tools marketed by independent manufacturers specifically for PLD applications.

PRODUCT DEVELOPMENT
    The Company places great emphasis on product development and believes that continued investment in the development of new products that exploit market trends is required to maintain its competitive position. The Company's product development activities emphasize new high-density PLDs, improvements of its proprietary E(2)CMOS processes and ISP technologies, performance enhancement and cost reduction of existing products, and extension and enhancement of its software development tools. Product development activities occur in the Company's Hillsboro, Oregon headquarters, its Milpitas, California product development center, and its Shanghai, China design center.

    Research and development expenses were $16.5 million, $20.6 million, $22.9 million and $13.1 million in fiscal years 1993, 1994, 1995 and the first six months of fiscal 1996, respectively. The Company expects to continue to make significant investments in research and development in the future.

OPERATIONS
    The Company does not manufacture its silicon wafers. The Company has historically maintained strategic relationships with large semiconductor manufacturers in order to source its finished silicon wafers, allowing the Company to focus its internal resources on product, process and market development. In addition, assembly is performed for the Company by outside suppliers. The Company performs most test operations and all reliability and quality assurance processes internally, as the Company believes it can add significant customer value in these areas. In fiscal 1994, the Company became the first domestic PLD company to achieve ISO 9001 quality registration, an indication of the Company's high internal operational standards.

    WAFER FABRICATION
    All of the Company's silicon wafer requirements are currently supplied by Seiko Epson in Japan pursuant to an agreement with S MOS, an affiliated U.S. distributor of Seiko Epson. See "-- Licenses and Agreements -- Seiko Epson/S MOS." The Company negotiates wafer volumes, prices and terms with Seiko Epson and S MOS on a periodic basis. In addition, the Company entered into a series of agreements with UMC in September 1995 pursuant to which the Company has agreed to join UMC and several other companies to form a separate Taiwanese company for the purpose of building and operating an advanced semiconductor manufacturing facility in Taiwan, Republic of China. As a result of its equity ownership, the Company will receive rights to purchase at market prices a percentage of the facility's wafer production. In a related agreement, UMC has committed to supply the Company with sub-micron wafers beginning in the first calendar quarter of 1996 and continuing with phased increases for several years, until such capacity is available from the new facility. Wafer prices and other terms are expected to be negotiated prior to initiating wafer production and will be subject to periodic adjustment. See " -- Licenses and Agreements -- UMC." A significant interruption in supply from Seiko Epson through S MOS or from UMC would have a material adverse effect on the Company's business. See "Risk Factors -- Dependence on Wafer Suppliers."

    ASSEMBLY
    After wafer fabrication and initial testing, the Company ships wafers to independent subcontractors for assembly. During assembly, wafers are separated into individual die and encapsulated in plastic or ceramic packages. Presently, the Company has qualified long term assembly partners in Hong Kong, the Philippines, South Korea and the United States.

    TESTING
    The Company electrically tests the die on each wafer prior to shipment for assembly. Following assembly, prior to customer shipment, each product undergoes final testing using sophisticated test equipment, techniques and quality assurance procedures developed by the Company. Final testing on certain products is performed at independent contractors in the Philippines, South Korea and the United States.

MARKETING, SALES AND CUSTOMERS
    The Company sells its products directly to end customers through a network of independent sales representatives and indirectly through a network of distributors. The Company utilizes a direct sales management and field applications engineering organization in combination with manufacturer's representatives and distributors to reach a broad base of potential end customers. The Company's end customers are primarily original equipment manufacturers in the fields of communications, computing, peripherals, instrumentation, industrial controls and military systems. The Company believes its distribution channel is a cost-effective means of reaching end customers.

    On September 30, 1995, the Company had 19 sales representatives and five distributors in the United States and Canada. In North America, Arrow Electronics, Inc., Hamilton Hallmark, Insight Electronics, Inc. and Marshall Industries provide nationwide distribution, while Future Electronics provides regional distribution coverage in Canada. The Company has established sales channels in over 25 foreign countries through a network of over 30 sales representatives and distributors. Approximately one-half of the Company's North American sales and most of its foreign sales are made through distributors.

    The Company protects each of its North American distributors and some of its foreign distributors against reductions in published prices, and expects to continue this policy in the foreseeable future. The Company also allows returns from these distributors of unsold products under certain conditions. For these reasons, the Company does not recognize revenue until products are resold by these distributors.

    The Company provides technical and marketing assistance to its end customers and sales force with engineering staff based in the Company's offices in Oregon, California and selected field sales offices. The Company maintains 17 domestic and international sales offices where the Company's field sales managers and applications engineers are based. These offices are located in the metropolitan areas of Atlanta, Austin, Boston, Chicago, Dallas, Los Angeles, Minneapolis, New York, Orlando, Portland, San Jose, Hong Kong, London, Munich, Paris, Seoul and Tokyo.

    International revenues, including those from Canada, accounted for 45%, 43%, 47% and 49% of the Company's revenues in fiscal 1993, 1994, 1995 and the first six months of fiscal 1996, respectively. Revenues from Europe were $13.1 million, $16.1 million, $24.5 million and $17.8 million, and from Asia were $32.7 million, $34.3 million, $40.6 million and $26.4 million, in fiscal 1993, 1994, 1995 and the first six months of fiscal 1996, respectively. Both international and domestic revenues are generally invoiced in U.S. dollars with the exception of sales in Japan which are invoiced in yen.

    The Company's products are sold to a large and diverse group of customers. Two distributors accounted for approximately 11% each of revenue in fiscal 1993, approximately 12% and 10% in fiscal 1994 and approximately 12% and 11% in fiscal 1995. No individual customer accounted for more than 5% of revenue in fiscal 1995.

    The Company's sales are primarily executed against purchase orders for standard products. Customers frequently revise quantities and delivery schedules, without penalty. The Company therefore does not believe that backlog as of any given date is indicative of future revenue.

COMPETITION
    The semiconductor industry overall is intensely competitive and is characterized by rapid technological change, rapid rates of product obsolescence and price erosion. The Company's current and potential competitors include a broad range of semiconductor companies, ranging from very large, established companies to emerging companies, many of which have greater financial, technical, manufacturing, marketing and sales resources than the Company.

    The principal competitive factors in the CMOS PLD market include product features, price, customer support, and sales, marketing and distribution strength. In the high-density segment, the availability of competitive software development tools is also critical. In addition to product features such as speed, power consumption, reprogrammability, design flexibility and reliability, competition in the PLD market occurs on the basis of price and market acceptance of specific products and technology. The Company believes that it competes favorably with respect to each of these factors. The Company intends to continue to address these competitive factors by working to continually introduce product enhancements and new products, by seeking to establish its products as industry standards in their respective markets, and by working to reduce the manufacturing cost of its products over their life cycle.

    In the high-density PLD market, the Company competes directly primarily with Advanced Micro Devices ("AMD") and Altera, both of which offer competing CPLD products. The Company also competes indirectly with manufacturers of FPGA devices such as Actel, AT&T, and Xilinx as well as other semiconductor companies providing non-PLD based logic solutions. As the Company and these other companies seek to expand their markets, competition may increase.

    In the low-density PLD market, the Company competes primarily with AMD, a licensee of the Company's GAL patents, which offers a full line of E(2)CMOS GAL-compatible PLDs. Altera, Atmel and Cypress Semiconductor offer products based on similar and competing CMOS technologies and architectures, however, these companies do not offer full product lines.

    Although to date the Company has not experienced significant competition from companies located outside the United States, such companies may become a more significant competitive factor in the future. As the Company and its current competitors seek to expand their markets, competition may increase. Any such increases in competition could have material adverse effect on the Company's operating results.

PATENTS
    The Company seeks to protect its products and wafer fabrication process technology primarily through patents, trade secrecy measures, copyrights, mask work protection, trademark registrations, licensing restrictions, confidentiality agreements and other approaches designed to protect proprietary information. There can be no assurance that others may not independently develop competitive technology not covered by the Company's patents or that measures taken by the Company to protect its technology will be effective.

    The Company holds 32 domestic and European patents on its PLD products and has a number of patent applications pending in the United States, Japan and under the European Patent Convention. There can be no assurance that pending patent applications or other applications that may be filed will result in issued patents, or that any issued patents will survive challenges to their validity. Although the Company believes that its patents have value, there can be no assurance that the Company's patents, or any additional patents that may be issued in the future, will provide meaningful protection from competition. The Company believes its success will depend primarily upon the technical expertise, experience, creativity and the sales and marketing abilities of its personnel.

    Patent and other proprietary rights infringement claims are common in the semiconductor industry. The Company has received a letter from a semiconductor manufacturer stating that it believes a number of its patents, related to product packaging, cover certain products sold by the Company. While the manufacturer has offered to license certain of such patents to the Company, there can be no assurance, on this or any other claim which may be made against the Company, that the Company could obtain a license on terms or under conditions that would be favorable to the Company.

LICENSES AND AGREEMENTS

    SEIKO EPSON/S MOS
    S MOS, an affiliated U.S. distributor of Seiko Epson, has agreed to provide manufactured wafers to the Company in quantities based on six-month rolling forecasts provided by the Company. The Company has committed to buy certain minimum quantities of wafers per month. The Company's products are manufactured in Japan at Seiko Epson's wafer fabrication facilities and delivered to the Company by S MOS. Prices for the wafers obtained from S MOS are reviewed and adjusted periodically and may be adjusted to reflect prevailing currency exchange rates. See "Risk Factors -- Dependence on Wafer Suppliers." Daniel S. Hauer, a member of the Company's Board of Directors, is Chairman of the Board of Directors of S MOS.

    In July 1994, the Company entered into an advance production payment agreement with Seiko Epson and S MOS, under which it advanced to Seiko Epson $42 million during fiscal 1995 to be used by Seiko Epson to finance additional sub-micron semiconductor wafer manufacturing capacity. Under the terms of the agreement, the advances are to be repaid in the form of advanced technology sub-micron semiconductor wafers. Subject to certain conditions set forth in the agreement, Seiko Epson has agreed to supply, and the Company has agreed to receive, such wafers at a price (in Japanese yen) and volume expected to achieve full repayment of the advance over a three- to four-year period. In conjunction with the advance production payment agreement, the Company also paid $2 million during fiscal 1995 for the development of sub-micron process technology and the fabrication of engineering wafers to be delivered over the same period. The agreement calls for wafers to be supplied by Seiko Epson through S MOS pursuant to a purchase agreement concluded with S MOS.

    UMC
    The Company entered into a series of agreements with UMC in September 1995 pursuant to which the Company has agreed to join UMC and several other companies to form a separate Taiwanese company for the purpose of building and operating an advanced semiconductor manufacturing facility in Taiwan, Republic of China. Under the terms of the agreement, the Company will invest $60 million, payable in three installments over the next two and a half years, for a 10% equity interest in the venture. As a result of its equity ownership, the Company will receive rights to purchase at market prices a percentage of the facility's wafer production. The proposed facility is expected to commence production of eight-inch sub-micron wafers during the second half of 1997. Formation of the venture is subject to a number of conditions, including receipt of requisite governmental approvals.

    In a related agreement, UMC has committed to supply the Company with sub-micron wafers beginning in the first calendar quarter of 1996 and continuing with phased increases for several years, until such capacity is available from the new facility. The Company is currently engaged in qualifying its process technology with UMC in anticipation of starting volume wafer production. Wafer prices, and other terms, are expected to be negotiated prior to initiating wafer production and will be subject to periodic adjustment.

    AMD
    In November 1987, as part of the settlement of a patent infringement suit against the Company, the Company and Monolithic Memories Inc. ("MMI", subsequently merged with AMD) entered into an agreement cross-licensing each other's patents covering programmable and reprogrammable logic devices based on patent applications having a first filing date prior to November 1989. The agreement was subsequently amended in May 1989 by the Company and AMD, the successor to the rights and obligations of MMI in the original agreement. The amendment covers those patents relating to PLD products which are based on patent applications originally filed by the Company, MMI and AMD prior to December 31, 1991. The license terminates, with respect to certain patents asserted by AMD, to cover the Company's current principal products if the Company is acquired by a semiconductor manufacturer with sales in excess of a stated amount or by certain types of companies headquartered in designated Asian countries. No license has been granted to either party for any copyright work, trademark or process technology and, therefore, AMD has not been licensed to use the GAL trademark on its products.

EMPLOYEES
    As of September 30, 1995, the Company had 452 full-time employees. The Company believes that its future success will depend, in part, on its ability to continue to attract and retain highly skilled technical, marketing and management personnel.

    None of the Company's employees is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and considers its employee relations good.

PROPERTIES
    The Company's corporate offices and testing and principal research and design facilities are located in two adjacent buildings owned by the Company in Hillsboro, Oregon comprising a total of 90,000 square feet. The Company's executive, administrative, marketing and production activities are also located at these facilities. The Company also leases a 41,000 square foot research and design facility in Milpitas, California under a five-year lease which expires in August 1998.

    The Company leases space in various locations in the United States for its domestic sales offices, and also leases space in Hong Kong, London, Munich, Paris, Seoul and Tokyo for its foreign sales offices. The Company also owns a 13,000 square foot research and development facility and approximately 6,000 square feet of dormitory facilities in Shanghai.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 10,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of September 30, 1995, there were 19,502,914 shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK
    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and in the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share in all assets remaining after payment of liabilities. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

CERTAIN CHARTER PROVISIONS
    The Company's Restated Certificate of Incorporation, as amended, and Bylaws, as amended, contain certain procedural provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These include the following: (i) a provision classifying the Board of Directors into three classes; and (ii) a provision requiring that the affirmative vote of two-thirds (2/3) of the outstanding voting shares of capital stock of the Company is required to approve certain business combinations.

PREFERRED STOCK
    The Board of Directors of the Company has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences and privileges, including dividend rights, conversion rights, liquidation rights, voting rights, and the number of shares constituting any series or the designation of such series of Preferred Stock, without any further vote or action by the stockholders. As of the date of this Prospectus, there are no outstanding shares of Preferred Stock or options to purchase Preferred Stock other than the Rights Agreement described below. Although it has no present intention to do so, the Board of Directors of the Company may, without stockholder approval, issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change of control of the Company.

RIGHTS AGREEMENT
    Effective September 1991, the Board of Directors of the Company approved a Preferred Shares Right Agreement and declared a dividend distribution payable November 14, 1991 of one Preferred Share Purchase Right (the "Rights") for each share of its Common Stock outstanding on November 14, 1991 and each share of its Common Stock issued thereafter (subject to certain limitations).

    Currently, the Rights trade with the shares of Common Stock. When the Rights become exercisable, each Right will entitle the holder to buy one one-thousandth of a share of Series A Participating Preferred Stock, $.01 par value, at an exercise price of $60 per one one-thousandth of a share. The Rights will become exercisable and will trade separately from the Common Stock (unless postponed by action of the disinterested directors of the Company) on the earlier of (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Company's outstanding Common Stock or (ii) 10 days following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 20% or more of the Company's outstanding Common Stock.

    In general, if any person or group acquires 20% or more of the Company's Common Stock without approval of the Company's Board of Directors, each Right not held by the acquiring person will entitle its holder to purchase $120 worth of the Company's Common Stock for an effective purchase price of $60. If, after any person or group acquires 20% or more of the Company's Common Stock without the approval of the Board of Directors, the Company is acquired in a merger or other business combination transaction, each Right not held by the acquiring person would entitle its holder to purchase $120 worth of the Common Stock of the acquiring company for $60. Under certain conditions, the Company may elect to redeem the Rights for $.01 per Right or cause the exchange of each Right not held by the acquiring person for one share of the Company's Common Stock. Additionally, the exercise price, number of Rights, and number of shares of Series A Participating Preferred or Common Stock that may be acquired for the exercise price are subject to adjustment from time to time to prevent dilution. The Rights expire on September 11, 2001, unless previously exchanged or redeemed as described above, or terminated in connection with the acquisition of the Company by consolidation or merger approved by the Board of Directors and satisfying certain conditions.

    The Rights are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive a corporation's Board of Directors and its stockholders of any real opportunity to determine the destiny of the corporation. The Rights have been declared by the Board of Directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally.

    The Rights are not intended to prevent a takeover of the Company and will not do so. Nevertheless, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

    The description above is qualified in its entirety by reference to the Preferred Shares Right Agreement dated as of September 11, 1991.

DELAWARE TAKEOVER STATUTE
    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in any "business combination" with an "interested stockholder" for three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholders. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR
    The Transfer Agent and Registrar for the Common Stock is First Interstate Bank.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following discussion concerns the material United States federal income, gift and estate tax consequences of the ownership and disposition of shares of Common Stock applicable to Non-U.S. Holders, as defined, of such shares of Common Stock. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any State or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on current law, which is subject to change retroactively or prospectively, and is for general information only. The discussion does not address all aspects of federal income and estate taxation and does not address any aspects of state, local or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder (including the fact that in the case of a Non-U.S. Holder that is a partnership, the United States tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level). Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-U.S. income and other tax consequences of holding and disposing of shares of Common Stock.

DIVIDENDS
    Dividends, if any (see "Dividend Policy"), paid to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate (or a lower rate as may be prescribed by an applicable tax treaty) unless the dividends are effectively connected with a trade or business of the Non-U.S. Holder within the United States. Dividends effectively connected with such a trade or business will generally not be subject to withholding (if the Non-U.S. Holder properly files an executed IRS Form 4224 with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis at regular graduated rates. In the case of a Non-U.S. Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed, under the current Internal Revenue Service position, to be paid to a resident of that country, unless the payor had definite knowledge that such presumption is not warranted or an applicable tax treaty (or United States Treasury Regulations thereunder) requires some other method for determining a Non-U.S. Holder's resident. The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides.

SALE OF COMMON STOCK
    Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (in which case the branch profits tax may apply); (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and to whom such gain is United States source; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former United States citizens or residents; or (iv) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time during the five year period ending on the date of disposition (or such shorter period that such shares were held) and, subject to certain exceptions, the Non-U.S. Holder held, directly or indirectly, more than 5% of the Common Stock.

GIFT TAX
    Generally, an individual who is not a citizen or resident (as specially defined for United States federal estate and gift tax purposes) of the United States at the time of a gift will not be subject to United States federal gift tax on the lifetime transfer of shares of Common Stock by gift unless the individual is subject to tax pursuant to the provisions of U.S. tax law applicable to certain former United States citizens.

ESTATE TAX
    Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate and gift tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING
    Under current United States federal income tax law, backup withholding tax (which generally is a withholding tax imposed at the rate of 31 percent on certain payments to persons that fail to furnish certain required information) and information reporting apply to payments of dividends (actual and constructive) made to certain non-corporate United States persons. The United States backup withholding tax requirements will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of shares of Common Stock through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise, establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock through a non-U.S. office of a broker that is a U.S. person or a "U.S.-related person", as defined below, existing regulations require information reporting (but not backup withholding) on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a Non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for the United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

    Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

                                  UNDERWRITERS

    Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber Incorporated and Needham & Company, Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the Company has agreed to sell, 2,000,000 shares of the Company's Common Stock, and the International Underwriters named below (collectively with the U.S. Representatives, the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, 500,000 shares of the Company's Common Stock, which in the aggregate equals the number of shares set forth opposite the name of such Underwriters below.

                                                                                               NUMBER
                                           NAME                                              OF SHARES
-------------------------------------------------------------------------------------------  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated........................................................
  Donaldson, Lufkin & Jenrette Securities Corporation......................................
  PaineWebber Incorporated.................................................................
  Needham & Company, Inc...................................................................

                                                                                             ----------
        Subtotal...........................................................................   2,000,000

International Underwriters:
  Morgan Stanley & Co. International Limited...............................................
  Donaldson, Lufkin & Jenrette Securities Corporation......................................
  PaineWebber International (U.K.) Ltd.....................................................
  Needham & Company, Inc...................................................................
                                                                                             ----------
        Subtotal...........................................................................     500,000
                                                                                             ----------
        Total..............................................................................   2,500,000
                                                                                             ----------
                                                                                             ----------

    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute this Prospectus outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions set forth below, (a) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and
(b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. With respect to each of Donaldson, Lufkin & Jenrette Securities Corporation and Needham & Company, Inc., the foregoing representations or agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as a U.S. Underwriter, (ii) made by it in its capacity as an International Underwriter shall apply only to shares of Common Stock purchased by it in its capacity as an International Underwriter and
(iii) shall not restrict its ability to distribute this Prospectus to any person. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside of the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is not otherwise a United States or Canadian Person, and "United States" means the United States of America, its territories, its possessions and all areas subject to this jurisdiction. All shares of Common Stock to be offered by the U.S. Underwriters and International Underwriters under the Underwriting Agreement are referred to herein as the "U.S. Shares" and the "International Shares," respectively.

    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency settlement of any shares of Common Stock so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of such shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented that (i) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which are not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 and the Regulations with respect to anything done by it in relation to such shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of such shares, if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any shares of Common Stock acquired in connection with this offering, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter has further agreed to send to any dealer who purchases from it any of such shares of Common Stock a notice stating in substance that such dealer may not offer or sell any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a
concession  not in excess of $       per  share under the public offering price.
The Underwriters may allow, and such  dealers may re-allow, a concession not  in
excess  of $       per share to other  Underwriters or to certain other dealers.
After the initial offering of the Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Pursuant to the Underwriting Agreement, the Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriters' name in the preceding table bears to the total number of shares of Common Stock offered hereby to the U.S. Underwriters.

    The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    Each of the executive officers and directors of the Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 90 days from the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, other than an aggregate of 100,000 shares by all such executive officers and directors, which shall include no more than 50,000 shares by any such individual. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 90 days after the date of this Prospectus, subject to certain limited exceptions.

    In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on The Nasdaq National Market, may engage in passive market making transactions in the Common Stock on The Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two-business-day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, a member of such firm, is a director of the Company and holds options to purchase 26,625 shares of Common Stock. Certain legal matters in connection with the offering, will be passed upon for the Underwriters by Morrison & Foerster, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended April 1, 1995, which Form 10-K has been incorporated by reference in this Prospectus, have been incorporated by reference in this Prospectus in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance in which a copy of such contract is filed as an exhibit to the Registration
Statement, reference is made to such copy and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth below.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted for trading on The Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                          TO BE PAID
                                                                                            BY THE
                                                                                          REGISTRANT
                                                                                          ----------

Securities and Exchange Commission registration fee.....................................  $   35,319
NASD filing fee.........................................................................      10,743
The Nasdaq National Market listing fee..................................................      17,500
Accounting fees and expenses............................................................      45,000
Printing expenses.......................................................................      45,000
Transfer agent and registrar fees.......................................................       4,000
Blue Sky fees and expenses..............................................................      12,000
Legal fees and expenses.................................................................     125,000
Miscellaneous expenses..................................................................      55,438
                                                                                          ----------
      Total.............................................................................  $  350,000
                                                                                          ----------
                                                                                          ----------

    All of the amounts shown other than the SEC, NASD and Nasdaq fees are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Restated Certificate of Incorporation, as amended, limits the personal liability of directors for monetary damages for their conduct as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law").

    Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Restated Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

 EXHIBIT
  NUMBER                                                DESCRIPTION OF EXHIBIT
----------  --------------------------------------------------------------------------------------------------------------
      1.1   Form of Underwriting Agreement
      5.1   Opinion of  Wilson Sonsini  Goodrich &  Rosati, Professional  Corporation, counsel  to Registrant,  as to  the legality of the shares of common stock being registered
     23.1   Consent of Price Waterhouse LLP, independent public accountants
     23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
     24.1   Power of Attorney (see page II-3)

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware Law, the Underwriting Agreement, the Registrant's Certificate of Incorporation and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) For the purposes of determining liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on the 17th of October, 1995.

                                          LATTICE SEMICONDUCTOR CORPORATION

                                          By: ________/s/_RODNEY F. SLOSS_______
                                                      Rodney F. Sloss,
                                                   VICE PRESIDENT, FINANCE

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cyrus Y. Tsui and Rodney F. Sloss, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  ------------------------------------  -------------------

                                                        President, Chief Executive Officer
                   /s/CYRUS Y. TSUI                       and Chairman of the Board            October 17, 1995
                    Cyrus Y. Tsui                         (Principal Executive Officer)

                  /s/RODNEY F. SLOSS                    Vice President, Finance (Principal
                   Rodney F. Sloss                        Financial and Accounting Officer)    October 17, 1995

                  /s/DANIEL S. HAUER
                   Daniel S. Hauer                      Director                               October 17, 1995

                  /s/HARRY A. MERLO
                    Harry A. Merlo                      Director                               October 17, 1995

                 /s/LARRY W. SONSINI
                   Larry W. Sonsini                     Director                               October 17, 1995

                 /s/DOUGLAS C. STRAIN
                  Douglas C. Strain                     Director                               October 17, 1995